Exhibit 99.1

FOR RELEASE ON: March 7, 2014 at 07:30 ET

CONTACT: Steve Tuttle
Vice President of Communications
TASER International, Inc.
Media ONLY Hotline: (480) 444-4000

Marcus Womack Promoted to General Manager of EVIDENCE.com

SCOTTSDALE, Ariz., March 7, 2014 – TASER (NASDAQ: TASR) today announced that Marcus Womack has been promoted to become General Manager of the EVIDENCE.com business unit. Mr. Womack was previously Chief Executive Officer of Familiar, Inc., which was acquired by TASER International in late 2013. He has been serving as General Manager of TASER’s next generation products team, and will now assume leadership of the entire EVIDENCE.com business unit, including the next generation products team.

Jason Droege, former President of EVIDENCE.com, will be leaving the company to join the senior executive team at Uber, one of the fastest growing companies in Silicon Valley.

“I am proud to congratulate Marcus on his promotion to head our EVIDENCE.com team,” said Rick Smith, Chief Executive Officer and Founder of TASER International. “In the few months since the Familiar team joined us, Marcus has clearly established himself as a thoughtful, hard driving leader. I am excited to work with Marcus as we scale EVIDENCE.com to the next level.”

“I would also like to congratulate Jason Droege and thank him for his leadership over the years in building EVIDENCE.com from scratch to a rapidly scaling business,” continued Smith. “Jason has been a great contributor, and will remain an advisor to the Company going forward.”

About TASER International, Inc.

TASER protects life. TASER Conducted Electrical Weapons (CEWs) have saved more than 121,000 lives from potential death or serious injury. We enable greater transparency with the industry-leading TASER CAM and AXON on-officer camera systems. Together with our customers, we are defining the future of smart policing by connecting intelligent devices and sensors with the first secure cloud-based digital evidence management solution for law enforcement: EVIDENCE.com.

Since 1994, more than 260,000 private individuals have relied on TASER technology to protect themselves and their loved ones. Learn more about TASER and its solutions at www.TASER.com and www.EVIDENCE.com or by calling (800) 978-2737.

TASER® is a registered trademark of TASER International, Inc., registered in the U.S. All rights reserved. TASER logo, AXON flex™ and AXON body™ are trademarks of TASER International, Inc.

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